Exhibit 99.1



                          July 8, 2003


    Penns Woods Bancorp, Inc. Announces 2nd Quarter Earnings


     Mr. Ronald A. Walko, President and Chief Executive Officer and Mr. Theodore H. Reich, Chairman Emeritus, announced second quarter 2003 financial results for Penns Woods Bancorp, Inc., parent company of Jersey Shore State Bank.

     Consolidated net earnings for the six months ended June 30, 2003 were $5,524,000 or $1.82 per basic and dilutive share.
This represents a 33.52% increase over the same period in 2002 when net earnings were $4,137,000 or $1.36 per basic and dilutive share. Operating earnings, excluding net security gains of $1,221,000, were $4,303,000 for the first six months of 2003 representing a 3.76% increase over the second quarter in 2002.

     Return on average assets and return on average equity at June 30, 2003 were 2.29% and 16.62, respectively, compared to ROA of 1.94% and ROE of 14.55% for the first half of 2002. The securities market brought an opportunity to take securities gains and increase net income. For comparison purposes, return on average assets and return on average equity excluding security gains are 1.79% and 12.94%, respectively, for the period ended June 30, 2003 and 2.00% and 14.99% for the first half of 2002.

     Penns Woods Bancorp, Inc. is the parent company of Jersey Shore State Bank that operates twelve branch offices providing services in Lycoming, Clinton and Centre Counties. Investment and insurance products are also offered through the bank's subsidiary, The M Group, Inc. D/B/A The Comprehensive Financial Group.

     Previous press releases and additional information can be obtained from the company's website at www.jssb.com.

THIS INFORMATION IS SUBJECT TO YEAR-END AUDIT ADJUSTMENT

Williamsport, PA

Contact:   Ronald A. Walko
           (570) 322-1111
           (888) 412-5772 (Toll-Free in Pennsylvania) jssb@jssb.com

PS: To all media - The contents of this press release may not be altered. We greatly appreciate your cooperation in this matter so our news releases are posted properly and no shareholder confusion takes place.